UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)

Check the appropriate box:

|_|   Preliminary Information Statement

|_| Confidential, for Use of the Commission only (as permitted by Rule 14c-5(d) (2))

|X|   Definitive Information Statement


                             B2DIGITAL, INCORPORATED
                ------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                       SCHEDULE 14C INFORMATION STATEMENT

                                 B2Digital, Inc.
                              1030 South Mesa Drive
                                 Mesa AZ, 85210
                            Telephone: (310) 281-2571


                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY.

                                February 21, 2006

Notice of Written Consent in lieu of Special Meeting

To Shareholders of B2Digital, Inc.

This Information Statement is furnished by the Board of Directors of B2Digital, Inc., a Delaware corporation ("Company"), to the holders of record at the close of business on February 7, 2006 ("Record Date") of the Company's outstanding common stock, par value $0.00001 per share ("Common Stock"), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act").

On December 2, 2005, the Company's Board of Directors and stockholders with a majority of the Company's voting power authorized a reverse split of the Company's common stock in a ratio of one (1) new share for every one thousand (1,000) existing shares of common stock. On February 7, 2006, the Company's Board of Directors and stockholders with a majority of the voting power amended this proposal to authorize the Board to amend our Certificate of Incorporation, as amended, to effect a reverse split of all outstanding shares of our common stock at any time within the next twelve months in a range between ten (10) and one thousand (1,000), pursuant to which any whole number of outstanding shares between and including 10 and 1,000 would be combined into one share of common stock. There will be no change to the authorized shares of common stock of the Company and any fractional shares will be rounded up.

The reverse stock split will not be affected until a date that is at least twenty days after the filing and mailing of this Information Statement. This Information Statement will be mailed on or about March 6, 2006, to the Company's stockholders of record.

The cost of preparing, assembling and mailing this Information Statement is being borne by the Company.


           /s/ Robert Russell
           ------------------
           Robert Russell
           Chairman
           1030 South Mesa Drive
           Mesa AZ 85210
           February 21, 2006

                              INFORMATION STATEMENT

This information statement is being furnished to all holders of the common stock of B2Digital, Inc., a Delaware corporation.

The Board of Directors has recommended and persons owning the majority of the voting power of B2Digital have adopted resolutions to effect the above-listed action.

B2Digital will pay the cost of preparing and sending out this information statement. It will be sent to shareholders via regular mail along with a copy of B2Digital's report on Form 10-KSB for the year ended March 31, 2005 and Form 10-QSB for the quarter ended December 31, 2005.

Dissenter's Rights of Appraisal

B2Digital is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under Securities and Exchange Act of 1934, as amended, and the Delaware General Corporation Law. No dissenters' rights under the Delaware General Corporation Law are afforded to the company's stockholders as a result of the adoption of this resolution.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of February 7, 2006 (the "Record Date"), B2Digital had 983,970,939 shares of common stock issued and outstanding and 2,000,000 shares of Preferred Stock, Series A, issued and outstanding and presently convertible into two hundred and forty (240) shares of Common Stock.

Only holders of record of the Company's stock at the close of business on the Record Date were entitled to participate in the written consent of our stockholders. Each share of common stock was entitled to one (1) vote for each share of Common Stock held by such shareholder, and each holder of Series A preferred stock was entitled to vote with the common stock at a rate of two hundred and forty (240) votes for each share of preferred stock held by such shareholder.

The Company's Board of Directors and stockholders with a majority of the Company's voting power have approved a proposal to authorize the Board to amend our Certificate of Incorporation, as amended, to effect a reverse split of all outstanding shares of our common stock at any time within the next twelve months in a range between ten (10) and one thousand (1,000), pursuant to which any whole number of outstanding shares between and including 10 and 1,000 would be combined into one share of common stock. There will be no change to the authorized shares of common stock of the Company and any fractional shares will be rounded up, so that no shareholder shall have less than 1 share after the effectiveness of any reverse split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 7, 2006 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Each person's address is c/o B2Digital, Inc., 1030 South Mesa Drive, Mesa AZ 85210.

                                               SHARES BENEFICIALLY OWNED(1)
                                         ---------------------------------------
Name and Address of Beneficial Owner                      Number         Percent
------------------------------------                      ------         -------

Robert C. Russell,
CEO, Chairman & President, Director      Common         27,339,150         2.8%

Paul La Barre
Chief Operating Officer,
Director                                 Common            557,910          <1%

Marcia A. Pearlstein
Secretary, Interim Chief
Financial Officer, Director              Common          4,200,000          <1%

Igor Loginov
Chief Technology Officer,
Director                                 Common            240,000          <1%

Total shares held by officers
and directors as a group (4 people)      Common         32,337,060        3.29%

Robert Russel1
CEO, Chairman & President, Director      Series A*       1,000,000          50%

Paul La Barre
Chief Operating Officer,
Director                                 Series A*         800,000          40%

Marcia A. Pearlstein
Secretary, Interim Chief
Financial Officer, Director              Series A*         200,000          10%

Total shares held by officers
and directors as a group (3 people)      Series A*       2,000,000         100%

* Convertible into two hundred and forty (240) shares of Common Stock per share of Series A preferred stock. Further, the Series A is entitled to vote with the common stock at a rate of two hundred and forty (240) votes for each share of preferred stock.

(1) Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of February 7, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 983,970,939 shares of common stock and 2,000,000 shares of preferred stock outstanding on February 7, 2006.

Description of Securities.

(a)   Shareholder Rights.

Common Stock

The authorized capital of the Company currently consists of 5,000,000,000 shares of common stock, $0.00001 par value per share. The holders of Common Stock:

- have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the board of directors of the Company;

- are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; and

- are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

The shares of Common Stock do not have any of the following rights:

-     special voting rights;

-     preference as to dividends or interest;

-     preemptive rights to purchase in new issues of shares;

-     preference upon liquidation; or

-     any other special rights or preferences.

In addition, the shares of Common Stock are not convertible into any other security. There are no restrictions on dividends under any loan, other financing arrangements or otherwise.

Preferred Stock

The authorized capital stock of the Company also includes 2,000,000 shares of Series A convertible preferred stock, par value $0.00001. The Series A preferred stock is convertible into two hundred and forty shares of common stock.

The holders of record of the Series A preferred stock are entitled to all of the voting rights, including the right to vote in person or by proxy, on any matters, questions, proposals or propositions whatsoever that may properly come before the shareholders of the Company at a meeting at which holders of the Company's Common Stock are entitled to vote or with respect to all written consents sought by the Company from its shareholders including the holders of the Company's Common Stock. The holders of record of such preferred stock will be entitled 240 votes for each preferred share held. In respect of all matters concerning the voting rights, preferred stock and the common stock shall vote as a single class.

(b)   Non-Cumulative Voting.

The holders of shares of common stock of the company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of the company's directors.

(c)   Dividends.

The Company does not currently intend to pay cash dividends. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, or can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company's board of directors, it is in the best interest of its stockholders to do so. The board of directors will review, among other things, the financial status of the company and any future cash needs of the Company in making its decision.

(d)   Transfer Agent.

The Company uses the services of Manhattan Transfer Registrar, 57, Eastwood Road, Miller Place New York 11764 as transfer agent and registrar.

REVERSE STOCK SPLIT

The Company's Board of Directors and stockholders with a majority of the voting power have approved a proposal to authorize the Board to amend our Certificate of Incorporation, as amended, to effect a reverse split of all outstanding shares of our common stock at any time within the next twelve months in a range between ten (10) and one thousand (1,000), pursuant to which any whole number of outstanding shares between and including 10 and 1,000 would be combined into one share of common stock. There will be no change to the authorized shares of common stock of the Company and any fractional shares will be rounded up, so that no shareholder shall have less than 1 share after the effectiveness of the reverse split.

As such, the Board would have the sole discretion to elect to effect a reverse split of all outstanding shares of our common stock at any time within the next twelve months in a range between ten (10) and one thousand (1,000). The Board would also have the sole discretion not to approve the reverse stock split. Providing this authority to the Board, rather than mere approval of an immediate reverse stock split, would give the Board flexibility to react to market conditions and act in the best interests of the Company and our stockholders. If the Board determines to effect the reverse split, we would file an amendment to our Certificate of Incorporation, as amended, with the Delaware Secretary of State. We will also obtain a new CUSIP number for the common stock at the time of the reverse split. The Company must provide the Over the Counter Bulletin Board at least ten (10) calendar days advance notice of the effective date of a reverse stock split in compliance with Rule 10b-17 under the Securities Exchange Act of 1934.

PURPOSE

The purpose of the reverse stock split is to attempt to increase the per share trading value of our Common Stock. Our Board intends to effect the reverse stock split only if it believes that a decrease in the number of shares outstanding is likely to improve the trading price for our Common Stock, to increase the marketability of its stock to potential new investors and its ability to attract institutional investors to hold its shares, while decreasing the volatility of the stock price, and only if the implementation of a reverse stock split is determined by the Board to be in the best interests of the Company and our stockholders. However, in many cases, the market price of a Company's shares declines after a reverse stock split. If the trading price of our common stock increases without a reverse stock split, the Board may use its discretion not to implement a reverse split.

If our Board ultimately determines to effect a reverse stock split, no action on the part of our stockholders is required. The Board may determine to delay the reverse split up until twelve months or determine not to effect the reverse split at all.

EFFECTS OF REVERSE STOCK SPLIT

After the effective day of the proposed reverse stock split, each stockholder will own a reduced number of shares of Common Stock. Further, any outstanding options, warrants and rights as of the effective date that are subject to adjustment will be decreased accordingly. The outstanding preferred stock will not be effected by any reverse split. The proposed reverse stock split will affect all common stockholders uniformly and will not affect any shareholders' percentage interest in the Company (except for shareholders receiving one whole share for a fractional share interest). Although the proposed stock split will not affect the rights of stockholders or any stockholder's proportionate equity interest in the Company, one effect of a reverse stock split is to increase the number of authorized, but un-issued shares of Common Stock. An effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The Company does not have any current plans, proposals, or arrangements to propose any amendments to the articles of incorporation or bylaws that would have a material anti-takeover effect.

We cannot predict the effect of any reverse stock split upon the market price over an extended period and, in many cases the market value of a company's common stock following a reverse split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Further, as a result of any reverse split, some stockholders may own less than 100 shares of our common stock. A purchase or sale of less than 100 shares, known as an "odd lot" transaction, may result in incrementally higher trading costs through certain brokers, particularly "full service" brokers. Therefore, those stockholders who own less than 100 shares following the reverse split may be required to pay higher transaction costs if they sell their shares of our common stock.

The following table contains approximate information relating to the Common Stock under certain of the proposed reverse split amendments based on share information at February 7, 2006. These numbers are an approximation since rounding may cause these numbers to change slightly.

-----------------------------------------------------------------------------------------------------------------------------
                  Pre Reverse
                  Split            1 for 10       1 for 50        1 for 100      1 for 250        1 for 750      1 for 1,000
-----------------------------------------------------------------------------------------------------------------------------
Number of
Outstanding
Shares            983,970,939      98,397,094      19,679,419       9,839,710       3,935,884       1,311,962         983,971
-----------------------------------------------------------------------------------------------------------------------------
Shares
Authorized
for Issuance    4,016,029,061   4,901,602,906   4,980,320,581   4,990,160,290   4,996,064,116   4,998,688,038   4,999,016,029
-----------------------------------------------------------------------------------------------------------------------------
Total Amount
of Authorized
Shares          5,000,000,000   5,000,000,000   5,000,000,000   5,000,000,000   5,000,000,000   5,000,000,000   5,000,000,000
-----------------------------------------------------------------------------------------------------------------------------

No fractional shares of post-reverse split common stock will be issued to any shareholder. In lieu of any such fractional share interest, each holder of pre-reverse common stock who would otherwise be entitled to receive a fractional share of post-reverse common stock will in lieu thereof receive one full share upon surrender of certificates formerly representing pre-reverse common stock held by such holder.

It is not the position of the Company, and we are not attempting to go "private" by the action of a reverse split. The actual number of shareholders shall remain the same, with no current shareholder having less than one share, after the effectiveness of a reverse split.

The company does not presently have any definitive agreement(s) to issue any shares of common stock available as a result of a reverse stock split.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

The combination of shares of pre-split common stock into one share of post-split common stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-split common stock will be transferred to the post-split common stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the reverse split may not be the same for all shareholders. Shareholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

EFFECTIVE DATE AND EXCHANGE OF STOCK CERTIFICATES

The proposed reverse stock split would become effective as set forth in a Certificate of Amendment filed with the Delaware Secretary of State. On the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the reverse split ratio determined by the Board of Directors as set forth in this Information Statement. As soon as practical after the effective date, the shareholders will be notified that a reverse split has been effected. The Company's transfer agent will act as "exchange agent" for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with a letter of transmittal to be sent by the Company.

APPROVAL REQUIRED

Pursuant to the Delaware General Corporation Law, the approval of a majority of the outstanding stock entitled to vote is necessary to approve the proposed amendment. As discussed above, persons owning the majority of the voting power of B2Digital have consented to this action. A copy of the proposed Amendment to the Certificate of Incorporation reflecting the reverse split as set forth above is attached as Exhibit A. The Board of Directors may also elect not to undertake any reverse split.

By Order of the Board of Directors
February 21, 2006


/s/ Robert Russell
Robert Russell, Chairman

                                    EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

      B2DIGITAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said corporation, by the written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

      RESOLVED, that the Certificate of Incorporation of B2Digital, Inc., be amended by changing the Fourth Article thereof so that, as amended, said Article shall be read as follows:

      "4. The total number of shares which the corporation shall have authority to issue is: Five Billion (5,000,000,000) shares of common stock, $.00001 par value (the "Common Stock") and Fifty Million (50,000,000) shares of preferred stock, $.00001 par value (the "Preferred Stock"). The Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority to divide the Preferred Stock into series and to fix and determine the voting powers, other powers, designations, preferences, rights, qualifications, limitations and restrictions of any series of Preferred Stock so established.

      At close of business on the Effective Date (as defined below), of filing of this Certificate of Amendment with the Delaware Secretary of State, each [ten (10) to one thousand (1,000)] shares of the Company's Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock of the corporation and the authorized shares of this corporation shall remain as set forth in the Certificate of Incorporation. No fractional shares shall be issued in connection with the foregoing reverse stock split. To the extent that a shareholder holds a number of shares of common stock immediately after the Effective Date that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share."

      SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware and written notice of the adoption of the amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

      THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      FOURTH: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on _____________ or as declared effective by the NASD, whichever is later.

      IN WITNESS WHEREOF, said B2Digital, Inc., has caused this certificate to be signed by Robert Russell, its President, this __________ day of _______________, 2006.


                                  By:
                                     ---------------------------------
                                     Name:  Robert Russell
                                     Title: President